U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person: Larry D. Heaps

    743 South 670 East, Orem, Utah 84097

2.  Date of Event Requiring Statement (Month/Date/Year): 12/4/99


3.  IRS or Social Security Number of Reporting Person (Voluntary):


4.  Issuer Name and Ticker or Trading Symbol:
     Dynamic Information System & eXchange, Inc.   DIXS

5.  Relationship of Reporting Person(s) to Issuer (Check all Applicable)
     (X) Director (X) Officer, give title below ( ) 10% Owner ( ) Other
     Title: President

6.  If Amendment, Date of Original (Month/Day/Year): N/A

7.  Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

TABLE I - Non-Derivative Securities Beneficially Owned

1. Title of Security:     Common Stock

2. Amount of Securities        3.Ownership Form:     4. Nature of
   Beneficially Owned            Direct (D) or       Indirect Beneficial
           Owned                 Indirect (I)        Ownership
   ------------------------     ------------------  -------------------
         1,650,000                      D
           500,000                      I           Represents shares held of
                                                    record by Heaps Family
                                                    Trust, an entity
                                                    controlled by DeLynn
                                                    Heaps, of which
                                                    Larry Heaps is a
                                                    beneficiary.

TABLE II - Derivative Securities Beneficially Owned

1. Title of Derivative Security: N/A

2. Date Exercisable (Month/Day/Year): N/A
   Expiration Date (Month/Day/Year): N/A

3. Title:
   Amount of Securities Underlying Derivative Security (Amount of Number of Shares):

4. Conversion or Exercise Price of Derivative Security: N/A

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I):

6. Nature of Indirect Beneficial Ownership:

Explanation of Responses:

Signature of Reporting Person: /S/Larry D. Heaps
Date: 12/30/99